UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2005 (June 24, 2005)

KEY ENERGY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-8038	04-2648081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of Principal Executive Offices and Zip Code)

713/651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On June 24, 2005, pursuant to the Key Energy Group, Inc. 1997 Incentive Plan, as amended (the “Plan”), we granted each of our non-employee directors shares of our Common Stock in an amount equal to $85,000 (7,143 shares) per director and certain of our executive officers restricted stock and stock option awards with respect to a total 875,001 shares of our Common Stock for all directors and executive officers.  The shares and options were issued pursuant to the terms of the Plan as compensation to the Board of Directors and incentive awards to the executive officers based on the fair market value of the Common Stock on June 23, 2005 of $11.90, which is the exercise price for the stock options.  A schedule of the restricted stock and stock option awards to our executives, certain of which awards were pursuant to employment agreements, is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference.  All of the shares of Common Stock awarded to our non-employee directors vest on the date of the grant.  The restricted stock awards to our executive officers may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the forfeiture restrictions (as defined below), and in the event of termination of the executive officer for any reason other than death, disability, involuntary termination, or retirement, the executive officer shall forfeit to the Company all restricted stock to the extent then subject to the forfeiture restrictions.  The forfeiture restrictions lapse as to the restricted stock one-third on the annual anniversary dates of the grant (unless as otherwise noted on Exhibit 99.1); provided that the employee continues employment for the Company from the date of the grant through the lapse date.  The forfeiture restrictions lapse as to all of the restricted stock on (i) the date of a change in control or (ii) the date the executive officer’s employment with the Company is terminated by reason of death, disability, involuntary termination, or retirement.  The executive officer shall have all of the rights of a shareholder of the Company with respect to the restricted stock, including voting rights and the right to receive dividends.  The securities were issued to the directors and executive officers in transactions exempt from the registration requirements under the Securities Act of 1933 and may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Each of the directors and executive officers will be entitled to piggy back registration rights for the securities.  The form of restricted stock agreement used in connection with these grants of restricted stock awards will be filed with the SEC.  The form of stock option agreement has been filed with the SEC.

Effective June 24, 2005, the employment agreements of each of Richard J. Alario, Chairman and Chief Executive Officer, William M. Austin, Senior Vice President and Chief Financial Officer and Newton W. Wilson, III, Senior Vice President and General Counsel were amended to provide that in the event of a change in control as defined in the employment agreements, each officer would be entitled to a severance payment equal to three times base salary then in effect and an additional amount equal to three times target bonus.  The amendment to each employment agreement will be filed with the SEC.

On June 24, 2005, the Executive Committee of our Board of Directors approved the following changes to the compensation of our directors effective July 1, 2005:

•      An aggregate annual fully vested Common Stock award to non-employee directors under the Plan in an amount equal to $85,000 per director;

•      The retainer paid to each non-employee directors remained at $65,000, payable quarterly;

•      The additional annual fee paid to the chairperson of the Audit Committee was increased from $15,000 to $20,000;

•      An additional annual fee of $20,000 will be paid to the Lead Director;

•      An additional annual retainer of $10,000 will be paid to each director serving on the Audit Committee (other than chairperson);

•      An additional annual fee of $10,000 will be paid to the chairperson of each of the Compensation Committee and the Corporate Governance and Nominating Committee.

Our director compensation as of July 1, 2005, following the effectiveness of the changes described above, is summarized on Exhibit 99.2 to this Form 8-K.  Our directors are reimbursed for travel and related expenses and costs and expenses incurred in attending director education programs and other Company related seminars and conferences.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits.

99.1         Schedule of Restricted Stock and Stock Option Awards.

99.2         Director Compensation Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: June 30, 2005	By:	/s/ Newton W. Wilson, III
Newton W. Wilson, III
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Schedule of Restricted Stock and Stock Option Awards.

99.2	Director Compensation Summary